For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. to Present at The Howe Barnes 10th Annual Bank Conference

Chicago, IL, May 31, 2005 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that the Company’s management is scheduled to deliver a presentation at The Howe Barnes 10th Annual Bank Conference in Chicago, Illinois, on June 1, 2005 at 9:30 a.m. Eastern Time.

A live webcast of the presentation will be available at the following address: http://www.howebarnes.com. Investors may access the webcast during the conference and for 30 business days following the conference.

Listeners should go to the website at least 15 minutes before the event to download and install any necessary audio software. There is no charge to access the event.

PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $2.6 billion at March 31, 2005, currently has banking offices in downtown Chicago, Chicago's Gold Coast, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri and Milwaukee, Wisconsin.

On April 14, 2005, the Company announced that it had agreed to acquire Bloomfield Hills Bancorp. Inc., which had assets of $338 million at March 31, 2005, and operates a single bank subsidiary, The Private Bank, with locations in Bloomfield Hills, Rochester and Grosse Pointe, Michigan, in a transaction that is expected to close early in the third quarter 2005.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.pvtb.com.